CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-267146 on Form S-8 of our report dated April 14, 2023, relating to the financial statements of Polestar Automotive Holding UK PLC (formerly known as Polestar Automotive Holding UK Limited) appearing in this Annual Report on Form 20-F for the year ended December 31, 2022.
/s/Deloitte AB
Gothenburg, Sweden
April 14, 2023